UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.
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MODUSLINK SENDS LETTER TO STOCKHOLDERS

Strongly Urges Stockholders to Vote the WHITE Proxy Card to Elect ModusLink’s Highly Qualified Nomineesat January 20, 2012 Annual Meeting of Stockholders

WALTHAM, Mass., January 12, 2012 — ModusLink Global Solutions(TM),Inc. (NASDAQ: MLNK), today announced that it is mailing a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders to be held on January 20, 2012.

ModusLink’s Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s two experienced and highly-qualified nominees for directors: Thomas H. Johnson and Jeffrey J. Fenton – by telephone, Internet or by signing, dating and returning the WHITE proxy card TODAY. The Company also urges shareholders to discard any gold proxy card that they receive from Peerless Systems Corporation (NASDAQ: PRLS).

The text of the letter to ModusLink stockholders is below:

TIME IS SHORT — VOTE THE ENCLOSED WHITE PROXY CARD TODAY

January 12, 2012

Dear Fellow Stockholder:

ModusLink’s January 20, 2012 Annual Meeting of Stockholders is rapidly approaching. We urge you to elect ModusLink’s experienced, independent and committed nominees – Tom Johnson and Jeff Fenton – to your Board of Directors. Since time is short, please take a moment of your time to use the enclosed WHITE proxy card to vote TODAY by Internet or telephone.

MAKE THE RIGHT CHOICE — YOUR VOTE IS CRITICAL NO MATTER HOW MANY SHARES YOU OWN

At this Annual Meeting you have an important decision to make. You can choose to vote for dissident representatives from Peerless Systems Corporation, a publicly traded hedge fund that is pursuing its own short-term agenda and whose nominees are not familiar with ModusLink or its industry and have failed to provide any constructive input or perspective on the Company - OR - you can choose to vote for ModusLink’s two highly-qualified nominees – Tom Johnson and Jeff Fenton – who bring critical and complementary skills and experience to your Board. We think the choice is clear. Please consider the following:

PEERLESS IS ONLY LOOKING TO ADVANCE ITS OWN SHORT-TERM INTERESTS

If elected, the Peerless nominees could interrupt the ongoing implementation of ModusLink’s strategic plan, disrupt the current review of strategic alternatives, reduce the level of relevant experience on the Board and negatively impact stockholder value. Consider the facts:

•

Today, Peerless owns approximately 2.4 percent of ModusLink stock. If its nominees are elected, Peerless will gain control of 25 percent of the Board, a percentage that is vastly disproportionate to Peerless’ recent and limited ownership. In addition, Peerless is not familiar with ModusLink or its industry, having no experience in the supply-chain industry.

•

Leading proxy advisory firm, Glass Lewis & Co., echoed this sentiment in its January 9, 2012 report, which stated: “Given Peerless’ relatively brief period of ownership, lack of substantive plans and relatively smaller stake in ModusLink, we do not believe it is suitable to afford the Dissident two seats on an eight member board.”[1]

•	Peerless first purchased ModusLink stock just six months ago and hasrecentlysold approximately 10% of its ModusLink position.

•	Peerless notified us of its intent to nominate director candidates less than one month after becoming a ModusLink stockholder.

•	Peerless’ nominees have refused ModusLink’s request to be interviewed by the Board’s Nominating and Corporate Governance Committee.

•	Peerless has chosen to engage the Company in a costly and disruptive proxy contest, despite numerous concessions by the Company to reach a settlement.

IN CONTRAST, MODUSLINK HAS A PLAN THAT IS DELIVERING TANGIBLE RESULTS AND WILL BENEFIT ALL MODUSLINK STOCKHOLDERS

•

ModusLink’s Board and management team have developed and begun to execute an investment and cost reduction plan designed to increase revenue from new programs, improve profitability and strengthen leadership to drive improved results. This plan is already beginning to contribute to our results as ModusLink achieved its highest gross profit margin in nearly two years and first operating profit in six quarters in the first quarter of fiscal 2012.

•

ModusLink’s Board has also initiated a thorough review of strategic alternatives to enhance stockholder value. This process includes among other things a possible sale of certain of the Company’s assets and other strategic options. To this end, the Board has formed a committee comprised of independent directors led by ModusLink director nominee Jeff Fenton to oversee the review process and recommend actions to the full Board.

Both our plan and the review of strategic alternatives are focused on delivering value for ALL ModusLink stockholders. It is important that these be allowed to continue under the supervision of experienced and committed Board Members.

EGAN-JONES PROXY SERVICES RECOMMENDS MODUSLINK STOCKHOLDERS VOTE FOR ALL MODUSLINK DIRECTOR NOMINEES

In its report dated January 3, 2012, Egan-Jones, an independent proxy advisory firm, states:

“We believe that our support for the management is merited and that voting the management ballot (WHITE PROXY CARD) is in the best interest of the Company and its shareholders.” The report also states: “We are not persuaded that the dissidents’ nominees would bring appropriate backgrounds and experience to the Board.”2

[1]	Permission to use quotations was neither sought nor obtained.
[2]	Permission to use quotations was neither sought nor obtained.

Like Egan-Jones, we are confident that our Board and management, including our director nominees – Tom Johnson and Jeff Fenton – are the right team to continue leading ModusLink as we push forward on executing our plan to set the Company on a path to sustained growth in revenue and profits, and also continue to conduct a comprehensive review of strategic alternatives to enhance stockholder value.

Both ModusLink director nominees, like every member of the Company’s Board, are committed to representing the interests of all ModusLink stockholders, not those of one stockholder.

PEERLESS NOMINEE TIMOTHY BROG FAILED TO WIN SUPPORT FROM ANY OF THE THREE LEADING INDEPENDENT VOTING ADVISORY FIRMS

You should be aware that Peerless nominee Timothy Brog failed to garner support from any of the three independent proxy advisory firms – Egan-Jones, ISS and Glass Lewis – a fact that he, himself, has neglected to include in any of Peerless’ recent press releases.

As detailed in our prior SEC filings, Mr. Brog has a troubling history regarding violations of the securities laws and the failure to disclose such violations to stockholders.

In addition, Peerless used to be a company that provided imaging and networking technologies, but since Mr. Brog took control of Peerless, it has somehow evolved into a publicly traded hedge fund, albeit with only approximately $13 million under management. In so doing, we believe that Mr. Brog is operating Peerless as an unregistered investment company in violation of federal securities laws. Based on its public filings, we believe Peerless fails several quantitative and qualitative tests under the Investment Company Act of 1940. While Peerless has not been subject to regulatory action on this issue, the Company has contacted the SEC’s Division of Investment Management regarding its views based on Peerless’ public filings.

It is our belief that this concerning behavior was a contributing factor that resulted in all three proxy advisory firms recommending that ModusLink stockholders reject Mr. Brog’s election.

PEERLESS’ OTHER NOMINEE, JEFFREY WALD, LACKS THE EXPERIENCE NECESSARY FOR CONSTRUCTIVE CONTRIBUTION TO THE MODUSLINK BOARD

The following table demonstrates the basis of our conviction that both of the ModusLink nominees, Tom Johnson and Jeff Fenton, are far more qualified than Peerless nominee, Jeffrey Wald:

	ModusLink Director Nominee		ModusLink Director Nominee		Peerless Systems Director Nominee
		Thomas H. Johnson (63)		Jeffrey J. Fenton (53)		Jeffrey S. Wald (38)
Selection Process	☐	Identified by an outside search firm, Spencer Stuart, as part of a nationwide search for director candidates	☐	Appointed to the Board following the Nominating and Corporate Governance Committee’s review and evaluation of director candidates put forward by stockholders	☐	Currently serves as a director on Peerless’ Board; Refused to be interviewed by ModusLink’s Nominating and Corporate Governance Committee

Board Experience	☐ ☐ ☐	ModusLink (current) Coca-Cola Enterprises (current) GenOn Energy, Inc.	☐ ☐ ☐	ModusLink (current) Bluelinx Holdings Inc. (previous) Formica	☐ ☐	Peerless Systems (current) Sielox, Inc. (current)

	☐ ☐ ☐ ☐	(current) Universal Corporation (current) Chesapeake Corporation (previous) Mirant Corporation (previous) Superior Essex Inc. (previous)	☐ ☐	Corporation (previous) IAP Worldwide Services (previous) Transamerica Trailer Leasing Co. (previous)

Relevant Experience	☐	From 1997 to 2005 served as Chairman and CEO of Chesapeake Corporation, a specialty packaging manufacturer with facilities in Asia, Europe and the United States – providing important and extensive operational, manufacturing and international management experience in ModusLink’s key regions	☐	Over a 20-year career with General Electric, held various positions throughout company, including serving as CEO of GE Capital Modular Space. Also served as President and CEO of Maxim Crane Works Holdings, an outsourcer of specialty industrial equipment	☐	No relevant experience

We believe that all of our stockholders are best served by a Board made up of directors not only with financial, regulatory and marketing expertise, but also with deep experience and interest in our industry, our clients and the services we provide. Mr. Wald is a relative unknown who, based on publicly available information as he refused to be interviewed by ModusLink’s Nominating and Corporate Governance Committee, provides no relevant industry experience. Furthermore, Mr. Wald’s board experience is limited to serving as a director on Peerless’ board and on the board of Sielox, Inc., a $2 million market cap company whose stock has a 52-week high of 11 cents. It is our firm belief that Mr. Wald has neither the qualifications not the experience to enhance the composition of the ModusLink Board.

YOUR BOARD IS COMMITTED TO TAKING DECISIVE ACTIONS TO DRIVE VALUE CREATION

ModusLink’s Board has been, and will continue to be, committed to taking decisive action to improve the Company and drive value creation. For example:

•

Since the beginning of fiscal 2008, ModusLink has returned nearly $97 million of cash to stockholders through stock buybacks and the March 2011 special dividend. Since initiating its buyback programs in early fiscal 2008, the Company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12 percent.

•	As the recession took hold in 2009, ModusLink consolidated operations and reduced expenses by more than $20 million while simultaneously achieving record revenue from new programs.

•

Last year, the Nominating and Corporate Governance Committee interviewed director candidates put forward by stockholders for election at the 2010 Annual Meeting. Following this process, the Board appointed a stockholder nominee, Jeff Fenton, to the Board, and has nominated Mr. Fenton for a three-year term at this year’s Annual Meeting.

•	The Board further strengthened the independence of the Company’s governance structure through the recent separation of the roles of chairman and chief executive officer.

•

ModusLink also recently adopted a tax benefit preservation plan to help preserve the value of the Company’s net operating losses and other deferred tax benefits, which can be utilized in certain circumstances to offset future U.S. taxable income. The adoption of this plan protects a valuable stockholder asset and is subject to stockholder approval at this year’s Annual Meeting.

TIME IS SHORT AND YOUR VOTE IS IMPORTANT

Support Your Board’s Nominees by Using the WHITE PROXY CARD to Vote Today

ModusLink is at a critical juncture in its development. Your Board and management team are actively engaged and committed to building value for all ModusLink stockholders and have the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. We urge you to protect your investment. Do not risk the Company’s future and the potential disruption of the value-enhancing changes already underway by exposing ModusLink to Peerless Systems and its nominees. Vote for your Board’s highly qualified nominees TODAY – by telephone or Internet.

On behalf of the Board of Directors, we thank you for your continued support of ModusLink.

Sincerely,

/s/ Francis J. Jules	/s/ Joseph C. Lawler
Francis J. Jules	Joseph C. Lawler
Chairman of the Board	President and Chief Executive Officer
ModusLink Global Solutions, Inc.	ModusLink Global Solutions, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward Looking Information

This release contains forward-looking statements, which address a variety of subjects including, for example, the potential benefit of the net operating loss carryforwards and the protection afforded by the tax benefit preservation plan; the expected impact of the Company’s investment and cost reduction plan, as well as the timing and impact of the expected benefits, including any growth in revenue and profits, of such program; the Company’s ability to enhance stockholder value through its review of strategic alternatives; and the expected long-term growth as a result of strengthening the Company’s leadership team. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; there can be no assurance that the Company will be able to utilize its tax attributes at any time in the future; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; increased competition and technological changes in the markets in which the Company competes; and the Company’s review of strategic alternatives may not ultimately lead to a transaction that results in increased value to its stockholders. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us

Important Additional Information

On December 2, 2011, ModusLink filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains important information concerning the identity and interests of ModusLink’s directors, director nominees and certain of its officers and employees that may be deemed, along with ModusLink, to be participants in the solicitation of ModusLink’s stockholders in connection with the 2011 Annual Meeting.

Copies of ModusLink’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at www.sec.gov and www.ir.moduslink.com. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson, Brimmer, Katcher

Joele Frank / Kelly Sullivan / Averell Withers

212-355-4449